Pinkham and Pinkham, P.C.
Certified Public Accountants

February 3, 2006

United States Securities and Exchange Commission
Washington, DC 20549

In reference to The Tirex Corporation disclosures on Form 8-K, please note that as of August 28, 2003, Pinkham and Pinkham, PC CPA's resigned as principal accountant for The Tirex Corporation ("Registrant"). Our firm was previously engaged to audit the Registrant's financial statements. Pinkham & Pinkham, P.C., Certified Public Accountants was engaged to audit the Registrant's financial statements for the fiscal years ended June 30, 2003, 2002, 2001, 2000, 1999 and 1998. Our report on the Registrant's financial statements for the fiscal years ended June 30, 2003, 2002, 2001, 2000, 1999 and 1998 contained substantial doubt about the Registrant's ability to continue as a going concern. Such report did not contain any other adverse opinion or a disclaimer of opinion nor was it in any other way qualified or modified as to uncertainty, audit scope, or accounting principles.

There were no disagreements between the Registrant and our firm on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Pinkham & Pinkham, P.C.,
Certified Public Accountants

514 Centennial Avenue, Cranford, N.J. 07016 Tel 908-653-1710 Fax 908-653-1713